Exhibit 23.1









                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Financial Guaranty Insurance Company:

We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002 included in the Form 8-K of Georgia Power Company (the "Registrant") which is incorporated by reference in the registration statement (No. 333-105815) and to the reference to our firm under the heading "Experts" in the Prospectus Supplement relating to the Georgia Power Company Series W 6% Senior Notes due August 15, 2044


/s/KPMG LLP


New York, New York
August 13, 2004